Calculation of Filing Fee Tables
S-8
XOMA Royalty Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0075 par value per share	457(a)	880,000	$ 26.595	$ 23,403,600.00	0.0001381	$ 3,232.04
Total Offering Amounts:						$ 23,403,600.00		$ 3,232.04
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,232.04
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of common stock, par value $0.0075 per share (the "Common Stock") of XOMA Royalty Corporation (the "Registrant") that become issuable under the XOMA Royalty Corporation Amended and Restated 2010 Equity Incentive and Stock Option Plan (the "A&R 2010 Plan") to prevent dilution in the event of stock splits, stock dividends or similar transactions. The amount registered represents additional shares of Common Stock issuable under the A&R 2010 Plan. The fee calculation is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $26.595, which represents the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Capital Market on March 12, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources